Filed pursuant to Rule 433

Registration No. 333-162217

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

4.125% Senior Notes due 2019 (“Euro Notes”)

5.000% Senior Notes due 2026 (“Sterling Notes”)

October 24, 2011

Issuer:	América Móvil, S.A.B. de C.V.

Euro Notes

Title of Securities:	4.125% Senior Notes due 2019

Aggregate Principal Amount:	€1,000,000,000

Issue Price:	99.049% of principal amount, plus accrued interest, if any, from October 27, 2011

Maturity:	October 25, 2019

Coupon:	4.125% per year

Optional Redemption:	Make-whole call at Bund Rate plus 50 basis points

Yield to Maturity:	4.268%

Benchmark:	DBR 3.50% due July 4, 2019

Benchmark Yield:	1.795%

Mid-Swaps Yield:	2.468%

Spread to Benchmark:	+ 247 basis points (Mid-Swaps Yield + 180 basis points)

Minimum Denomination:	€100,000 and multiples of €1,000 in excess thereof

Book-Running Managers:	Deutsche Bank AG, London Branch Credit Suisse Securities (Europe) Limited

Co-Managers:	Banca IMI S.p.A.
Banco Bilbao Vizcaya Argentaria, S.A.
Société Générale

ISIN:	XS0699618863

Common Code:	069961886

Interest Payment Dates:	October 25 of each year, commencing on October 25, 2012

Interest Payment Record Dates:	October 15 of each year

Sterling Notes

Title of Securities:	5.000% Senior Notes due 2026

Aggregate Principal Amount:	£500,000,000

Issue Price:	99.280% of principal amount, plus accrued interest, if any, from October 27, 2011

Maturity:	October 27, 2026

Coupon:	5.000% per year

Optional Redemption:	Make-whole call at Sterling Benchmark Rate plus 44 basis points

Yield to Maturity:	5.070% (annualized)

Benchmark:	UKT 5.00% due March 7, 2025

Benchmark Yield:	2.837%

Spread to Benchmark:	+217 basis points

Minimum Denomination:	£100,000 and multiples of £1,000 in excess thereof

Book-Running Managers:	Deutsche Bank AG, London Branch
HSBC Bank plc

Co-Managers:	Credit Suisse Securities (Europe) Limited
Société Générale

ISIN:	XS0699618350

Common Code:	069961835

Interest Payment Dates:	October 27 of each year, commencing on October 27, 2012

Interest Payment Record Dates:	October 15 of each year

Other Information

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Trade Date:	October 24, 2011

Settlement Date:	October 27, 2011 (T+3)

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-162217).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, Credit Suisse Securities (Europe) Limited toll-free at 1-800-221-1037 or HSBC Bank plc toll-free at 1-866-811-8049.

3